Exhibit 10.2
AMENDMENT TO
FIDELITY NATIONAL INFORMATION SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN

This Amendment (“Amendment”) to the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “Plan”) of Fidelity Information Services, Inc., a Georgia corporation (the “Company”), is adopted by the Company’s Board of Directors (the “Board”) effective as of July 29, 2024.
1.Capitalized Terms. All capitalized terms used and not defined in this Amendment shall have the meanings given thereto in the Plan.
2.Amendment to the Plan. Article 7.2 of the Plan is hereby amended and restated in its entirety to read as follows:
7.2 QUALIFIED RETIREMENT EQUITY PROGRAM. The Company has established a Qualified Retirement Equity Program (the “Program”).  The Program is a benefit available to the Participants in the Plan, which provides for certain qualifying unvested Awards under the Plan to continue to vest, to the extent specified in the Program, for Participants who satisfy the eligibility requirements contained in the Program and retire in accordance with conditions specified in the Program. The Compensation Committee of the Board may amend, modify or terminate the Program at any time, subject to the requirements contained therein. This paragraph is a summary of the Program and is qualified in its entirety by reference to the Program document, a copy of which is available from the Company’s People Office.

3.Ratification and Confirmation. Except as specifically amended by this Amendment, the Plan is hereby ratified and confirmed in all respects and remains valid and in full force and effect.
4.Governing Law. To the extent not preempted by federal law, this Amendment shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles